Exhibit 23.1

Chang Lee LLP
Chartered Accountants
505 – 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3373
E-mail: info@changleellp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 19, 2008, with respect to the balance sheets of Anvil Forest Products Inc. as at March 31, 2008 and 2007 and the related statements of stockholders' equity (deficiency), operations and cash flows for the period from August 11, 2006 (date of inception) to March 31, 2008 and statements of operations and cash flows for the year ended March 31, 2008 and for the period from August 11, 2008 to March 31, 2007, included in the filing of the registration Statement Form S-1, dated September 18, 2007.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, Canada	CHANG LEE LLP
September 18, 2008	Chartered Accountants